Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State of Organization

Direct Transfer, LLC.	Delaware
PrecisionIR Group Inc., and its subsidiaries	Delaware
QX Interactive, LLC	North Carolina